Exhibit 99.1
NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509
NEWS
RELEASE
FOR IMMEDIATE RELEASE

Company Contact: Michael P. Windisch, CFO
Phone:	(859) 263-3948
FAX:	(859) 263-4228
E-MAIL:	ngas@ngas.com
NGAS RESOURCES PROVIDES MID-YEAR HORIZONTAL DRILLING UPDATE
•	Production in Line with Expectations
•	20 Horizontal Wells Planned in 2008
LEXINGTON, KENTUCKY, July 8, 2008. NGAS Resources, Inc. (Nasdaq: NGAS) today provided an update on its horizontal drilling activity in its core Leatherwood field.
The company has been actively drilling horizontal wells through the Devonian shale in its Leatherwood field since February 2008. The fourth and fifth wells have now been on line for over 30 days, with average production rates of 203 thousand cubic feet per day (Mcf/d) and 360 Mcf/d, respectively. The company retained working interests of 100 percent in the fourth well and 87.5 percent in the fifth well.
The company’s next three horizontal wells have been drilled to total vertical depth and are ready for the horizontal drilling rig to complete the drilling phase. The company retained a 50 percent working interest in these wells. Each well is expected to have a single lateral leg up to 3,500 feet through the lower Huron section of the Devonian shale. The ninth horizontal well in the project will be spudded later this week.
William S. Daugherty, President and CEO of NGAS Resources commented, “We are very pleased with the production results from our first five horizontal wells in Leatherwood. Based on the continued success of the program, we plan to drill at least 20 horizontal wells this year. Our growth strategy in our core area for 2008 will be focused on our horizontal drilling project in Leatherwood, as well as adding to our acreage position in key fields.” Mr. Daugherty added, “Our horizontal drilling program has the potential to significantly increase production and reserves for the company over the long term, both from Leatherwood and our other core areas in the Appalachian Basin.”

About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian basin. Additional information, including the Company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statement
This release includes forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the Securities and Exchange Commission.

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